Exhibit (e)(2)

Appendix A

Amended and Restated as of February 5, 2020

Name of Fund

ClearBridge Variable Aggressive Growth Portfolio

ClearBridge Variable Appreciation Portfolio

ClearBridge Variable Dividend Strategy Portfolio

ClearBridge Variable Large Cap Growth Portfolio

ClearBridge Variable Large Cap Value Portfolio

ClearBridge Variable Mid Cap Portfolio

ClearBridge Variable Small Cap Growth Portfolio

QS Legg Mason Dynamic Multi-Strategy VIT Portfolio

QS Variable Conservative Growth

QS Variable Growth

QS Variable Moderate Growth

Legg Mason/QS Conservative Model Portfolio

Legg Mason/QS Moderately Conservative Model Portfolio

Legg Mason/QS Moderate Model Portfolio

Legg Mason/QS Moderately Aggressive Model Portfolio

Legg Mason/QS Aggressive Model Portfolio